Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Tiger Media, Inc (formerly SearchMedia Holdings Limited) (the “Company”) on Form F-3 (Registration No. 333-176634) and Form S-8 (Registration No. 333-177025) of our report dated April 19, 2013 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 and 2010 which report is included in this Annual Report on Form 20-F of the Company for the years ended December 31, 2012, 2011 and 2010.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

April 19, 2013